UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

_______________

Date of Report (Date of earliest event reported): April 7, 2008

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

_______________

7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas Hein as Chief Financial Officer; Employment Agreement with Thomas Hein

On Monday, April 7, 2008, the Board of Directors ("Board") of Orthofix International N.V. (the "Company") appointed Thomas Hein as Chief Financial Officer ("CFO") of the Company.  Mr. Hein served as the Company's CFO for eight years until November 2007, and since that time has served the Company as Executive Vice President of Finance. In connection with his appointment as CFO, Mr. Hein was also appointed Treasurer and Assistant Secretary of the Company.  Effective April 11, 2008 and in conjunction with Mr. Hein's appointment as CFO, Orthofix Inc. entered into an employment agreement with Mr. Hein (the "Employment Agreement") that supersedes in all respects his Amended and Restated Employment Agreement dated December 7, 2007 and the related Letter Agreement dated December 6, 2007 (together, the "Prior Agreements").  The Employment Agreement memorializes the understanding between Mr. Hein and the Company as to the rights held by Mr. Hein in conjunction with his transition to CFO and incorporates certain amounts which the Company was previously obligated to pay Mr. Hein under the Prior Agreements under certain conditions.  Mr. Hein will be an at-will employee and, in the event of any termination of his employment, he would not be entitled to any sums or other payments or benefits, other than as specifically provided in the Employment Agreement.

In order to induce Mr. Hein to serve as CFO and in exchange for the termination of the Prior Agreements, Mr. Hein's current salary has been raised to $350,000 per year, he will continue to participate in the Company's Annual Incentive Program ("AIP") and he has been granted 50,000 stock options, which will vest in one-third increments beginning on the first anniversary of the date of grant.  The stock options become fully vested and exercisable in the event of Mr. Hein's death or if the Company terminates his employment for any reason other than Cause (as defined in the Employment Agreement), but not if Mr. Hein voluntarily terminates his employment.  The stock options were granted under the Company's Amended and Restated 2004 Long Term Incentive Plan and will be subject to the terms and conditions of Mr. Hein's stock option agreement dated April 11, 2008.The exercise price of the stock options will be the closing price of the Company's stock on the date hereof.  As provided for under the Prior Agreements, Mr. Hein will remain entitled to the Retention Bonus (as defined in the Prior Agreements) of $150,000.00 on July 15, 2008 (other than in the event of a termination for Cause or a voluntary termination of his employment by Mr. Hein prior to that date).  Further, Mr. Hein has agreed that the Good Reason Payment (as defined in the Prior Agreements) of $407,726 originally payable to him on or about July 15, 2008 would be paid to him on January 1, 2009.  Mr. Hein will be eligible for benefits generally available to senior executives of the Company, and in the event of his termination by the Company other than for Cause, will be provided with benefits for him and his spouse under the Company's employee welfare benefit plans until his 65th birthday.

Amendment to Annual Incentive Program

On Monday, April 7, 2008, the Compensation Committee (the "Committee") of the Board approved modifications for 2008 to certain aspects of the AIP, including certain performance goal components and the percentage weightings attributable thereto.  The AIP is the Company's primary annual incentive program through which it awards annual cash bonuses to executives.

In accordance with the modified AIP, if 100% of the target performance goals for Alan W. Milinazzo, the Company's Chief Executive Officer, are met, a bonus of 75% of his annual base salary can be earned; if 150% of his target performance goals are met, a bonus of 112.5% of his annual base salary can be earned.  If 100% of the target performance goals are met for Mr. Hein, Bradley R. Mason, Vice President of the Company and President of Breg, Inc., a subsidiary of the Company, Oliver Burckhardt, President of the Company's Spine Division, Michael M. Finegan, Vice President of Corporate Development of the Company, and Raymond C. Kolls, the Company's Vice President, General Counsel and Corporate Secretary, respectively, a bonus of 50% of each person's annual base salary can be earned by such person; if 150% of each such person's target performance goals are met, a bonus of 75% of his annual base salary can be earned by such person.

A summary of the modified AIP is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Summary of Orthofix International N.V. Annual Incentive Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Raymond C. Kolls
Name:	Raymond C. Kolls
Title:	Senior Vice President, General Counsel and Corporate Secretary

April 11, 2008